Exhibit 10.1

Execution Version

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT, dated as of September 18, 2018 (this “Agreement”), is by and among Egalet Corporation, a corporation organized under the laws of Delaware (the “Company”), the Guarantors (together with the Company, the “Obligors”) and the undersigned beneficial holders or investment managers or advisors for such beneficial holders (together with any party that executes a Forbearance Joinder Agreement (as defined below) after the date hereof, the “Supporting Holders”) of the Company’s 13% Senior Secured Notes (the “Secured Notes”).

WHEREAS, the Company, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”) and Collateral Agent (the “Collateral Agent”), are parties to (1) the Indenture, dated as of August 31, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Secured Notes Indenture”) under which the Secured Notes were issued and (2) the Collateral Agreement, dated as of August 31, 2016, and any related documents and instruments that serves to grant and provide collateral to the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Security Documents,” and together with the Secured Notes, the Secured Notes Indenture, and the Security Documents, collectively, “Secured Notes Documents”).

WHEREAS, the current principal amount outstanding of such Secured Notes is $80,000,000;

WHEREAS, the Company is exploring a potential restructuring or recapitalization transaction involving the Secured Notes (the “Potential Transaction”);

WHEREAS, on July 11, 2018, the listing of the Company’s common stock was transferred from The Nasdaq Global Market to The Nasdaq Capital Market (the “Nasdaq Transfer”), which constituted a “Fundamental Change” under the indenture governing the Company’s 5.50% Convertible Senior Notes due 2020 (the “5.50% Notes,” and the indenture governing the 5.50% Notes, as amended, restated, supplemented or otherwise modified from time to time, the “5.50% Notes Indenture”);

WHEREAS, pursuant to the terms and conditions of the 5.50% Notes Indenture, due to the Nasdaq Transfer and the Fundamental Change resulting therefrom, on July 31, 2018, the Company made an offer (the “Repurchase Offer”) to each holder of 5.50% Notes to repurchase the 5.50% Notes on September 19, 2018 (the “Fundamental Change Repurchase Date”) for a price in cash equal to 100% of the aggregate principal amount of 5.50% Notes repurchased plus accrued and unpaid interest thereon (the “Fundamental Change Repurchase Price”);

WHEREAS, failure by the Company to pay the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date with respect to any 5.50% Notes tendered pursuant to the Repurchase Offer (including as a result of an early termination of the Repurchase Offer) would constitute an “Event of Default” under the 5.50% Notes Indenture, which would trigger an immediate Event of Default under section 6.01(d) of the Secured Notes Indenture (such Event of Default under section 6.01(d) of the Secured Notes Indenture solely with respect to the Company’s failure to pay the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date and any corresponding cross-default under Section 6.01(g) of that certain Indenture (the “6.50% Notes Indenture”), dated December 27, 2017, by and among the Company, the guarantors party thereto and the Bank of New York Mellon governing the Company’s 6.50% Convertible Senior Notes due 2024, the “Specified Default”);

WHEREAS, if the Specified Default occurs, the Holders, the Trustee and the Collateral Agent will have the immediate right to exercise any and all remedies under the Secured Notes Documents, including, without limitation, (a) charging default rate interest, (b) the initiation or continuation of any legal action against the Company or any Guarantor, and (c) instructing the Collateral Agent or the Trustee to take any action permitted under the Secured Notes Documents or applicable law (collectively, all such rights and remedies the “Rights and Remedies”);

WHEREAS, to facilitate discussions in respect of a Potential Transaction, the Obligors have requested that each of the Supporting Holders agree temporarily to forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default, subject to the terms and conditions of this Agreement; and

WHEREAS, capitalized terms used and not otherwise defined herein have the meanings given to them in the Secured Notes Indenture.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION I.  ACKNOWLEDGMENTS

1.01                        Each of the Obligors hereby acknowledges and agrees, upon execution and delivery of this Agreement, but subject to the terms of this Agreement, that:

(a)                                 The recital of facts set forth in this Agreement is true and correct in all material respects;

(b)                                 Obligors hereby ratify and affirm the Secured Notes Documents, and acknowledge that (i) the Secured Notes Documents are and shall remain unchanged and in full force and effect, and (ii) the Collateral Agent has a perfected security interest in, among other things, all cash, cash equivalents and other securities held as of the date hereof in the accounts identified on Annex I hereto.  Obligors agree that the Secured Notes Documents constitute valid and binding obligations and agreements of Obligors enforceable in accordance with their respective terms;

(c)                                  The Supporting Holders have not waived, released or compromised, do not hereby waive, release or compromise, and may never waive, release or compromise any events, occurrences, acts, or omissions that may constitute or give rise to any Defaults or Events of Default, including without limitation the Specified Default, that existed or may have existed, exist, or may arise in the future, nor does any Supporting

Holder waive any Rights and Remedies, including without limitation, the right to direct the Trustee to exercise the remedy of foreclosure as to any property pledged as collateral in connection with the Secured Notes Documents upon termination of this Agreement;

(d)                                 The execution and delivery of this Agreement shall not: (i) constitute an extension, modification, or waiver of any aspect of the Secured Notes Indenture; (ii) extend the terms of the Secured Notes or the due date of any of the Secured Notes; (iii) give rise to any obligation on the part of the Supporting Holders to extend, modify or waive any term or condition of the Secured Notes; (iv) establish any course of dealing with respect to the Notes; or (v) give rise to any defenses or counterclaims to the right of the Supporting Holders to enforce their rights and remedies set forth in the Secured Notes Documents;

(e)                                  Except as expressly provided herein, the Supporting Holders’ agreement to forbear in the exercise of their Rights and Remedies and to perform as provided herein shall not invalidate, impair, negate or otherwise affect the Trustee’s or Supporting Holders’ ability to exercise their Rights and Remedies under the Secured Notes Documents, and otherwise.

SECTION II.  FORBEARANCE

2.01                        Forbearance.  In consideration of the Obligors’ agreement of compliance with the terms of this Agreement, and in reliance upon the representations, warranties, agreements and covenants of Obligors set forth herein, from the Agreement Effective Date (as defined below) until the Termination Date (as defined below), each Supporting Holder (severally and not jointly) hereby agrees to forbear and direct the Trustee to forbear (the “Forbearance”) from exercising any of the Rights and Remedies under the Secured Notes Documents or applicable law solely with respect to the Specified Default Notwithstanding anything herein to the contrary, during the Forbearance Period the Supporting Holders may deliver a notice of acceleration substantially in the form attached hereto as Annex II (but shall not otherwise exercise any Rights and Remedies in connection therewith during the Forbearance Period).

2.02                        Forbearance Period.

(a)                                 The Forbearance shall commence on the Agreement Effective Date (as defined below) and continue until the earlier of (i) October 14, 2018 at 11:59 p.m. New York City time and (ii) (A) 5:01 p.m. New York City time on the first (1st) business day following the date on which any Event of Termination (as defined below), other than the Events of Termination set forth in Sections 3.01(b), 3.01(f) or 3.01(h), shall have occurred, or (B) immediately upon the occurrence of the Events of Termination set forth in Sections 3.01(b), 3.01(f) or 3.01(h) (the earlier of (i) and (ii), the “Termination Date” and the period commencing on the Agreement Effective Date and ending on the Termination Date, the “Forbearance Period”).  From and after the Termination Date, the Forbearance shall immediately and automatically terminate and have no further force or effect, and each of the Supporting Holders shall be released from any and all obligations and agreements under this Agreement and shall be entitled to exercise any of the Rights and Remedies as if this Agreement had never existed, and all of the Rights and Remedies under the Secured Notes Documents and in law and in equity shall be available without restriction or modification, as if this Forbearance had not occurred.

(b)                                 The parties hereto agree that the running of all as yet unexpired statutes of limitations and the doctrine of laches applicable to all claims or causes of action that any Supporting Holder may be entitled to take or bring in order to enforce its Rights and Remedies against any Obligor are, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period.

SECTION III.  EVENTS OF TERMINATION.

3.01                        Events of Termination.  The Forbearance Period shall automatically terminate if any of the following events shall occur (each, an “Event of Termination”):

(a)                                 the failure of any Obligor to comply with any term, condition or covenant set forth in this Agreement;

(b)                                 any Obligor (i) makes any payment, dividend, distribution or transfer or provides any other consideration to any holder of, or on account of, the 5.50% Notes, the Company’s 6.50% Convertible Senior Notes due 2024 (together with the 5.50% Notes, the “Convertible Notes”) or any Equity Interests of the Company, (ii) purchases, redeems, defeases, exchanges, or otherwise acquires for value any Convertible Notes or Equity Interests of the Company, (iii)(A) Incurs, directly or indirectly, any Indebtedness or (B) creates, Incurs or suffers to exist any Lien upon any of its property or assets or income or profits therefrom, or collaterally assigns or conveys as collateral any right to receive income therefrom, or (iv) takes any action (including any authorization by the board of directors (or similar governing body)) for the purpose of effecting any of the foregoing;

(c)                                  the failure of the Company to pay the reasonable and documented fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) in accordance with Section 4.01 of this Agreement;

(d)                                 the failure of any representation or warranty made by any Obligor under this Agreement to be true and correct in all respects as of the date when made, except to the extent such representations and warranties expressly relate to an earlier date in which case they will be true and correct in all respects as of such earlier date;

(e)                                  other than (i) the Specified Default, or (ii) an Event of Default under Section 6.01(d) of the Secured Notes Indenture as a result of the failure by the Company to pay principal or interest when due under the 5.50% Notes Indenture or 6.50% Notes Indenture, there occurs any Event of Default under the Secured Notes Indenture;

(f)                                   any Obligor commences a case under title 11 of the United States Code or any equivalent;

(g)                                  the Company notifies any Supporting Holder or its representatives that it is terminating discussions with the Supporting Holder regarding a Potential Transaction; or

(h)                                 the failure of any Obligor to make any payment of principal or interest with respect to the Secured Notes when the same becomes due and payable (without giving effect to any cure or grace period).

SECTION IV.  OTHER AGREEMENTS

4.01                        Retention of Professionals; Expenses. The Company hereby acknowledges and agrees that the Supporting Holders have hired Paul, Weiss in connection with the execution of this Agreement and the Potential Transaction.  The Company shall pay the reasonable and documented fees and expenses of Paul, Weiss in accordance with the fee reimbursement letter between the Company and Paul, Weiss dated August 14, 2018.

4.02                        Information.  The Obligors shall provide to Paul, Weiss, as counsel to the Supporting Holders:

(a)                                 no later than the date set forth in Section 4.02 of the Secured Notes Indenture, the quarterly reports described therein;

(b)                                 promptly and in any event within one business day of the occurrence thereof, written notice regarding the occurrence of (i) any Event of Termination or (ii) any other event which could reasonably be expected to have a material adverse effect on the Obligors or their businesses or assets;

(c)                                  weekly reports regarding the status of or any developments in connection with the Potential Transaction, provided that, any such reports may be replaced with a conference call between representatives of the Company and the Supporting Holders to discuss the topics referred to above; and

(d)                                 upon written request of Paul, Weiss, any information that is reasonably necessary to evaluate the Company and its Affiliates, the Potential Transaction (including copies of any term sheets, letters of intent, or other similar agreements received by or delivered to the Company), any underlying financial information necessary to evaluate any Potential Transaction, and to verify the Obligors’ compliance with the terms of this Agreement and the Secured Notes Indenture (other than with respect to the Specified Default), such information shall be provided to Paul, Weiss as promptly as practicable following Paul, Weiss’s written request for such information.

4.03                        Releases.  Each Obligor (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge each of the Supporting Holders, together with each of their respective Affiliates and investment managers, and each of the directors, officers, members, employees, agents, attorneys and consultants of each of the foregoing (collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the date hereof directly arising out of, connected with or related to this Agreement, the Secured Notes Indenture or any other Secured Notes Document, or any act, event or transaction related or attendant thereto, or the agreements of any Supporting Holder contained therein, or the possession, use, operation or control of any of the assets of any Obligor.  Each Obligor represents and warrants that it has no knowledge of any claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a claim by any Releasor against any Released Party which would not be released hereby.

4.04                        Confidentiality.  The Obligors agree that all information provided by the Supporting Holders hereunder, including the identity of and amount of Secured Notes held by each Supporting Holder, will be maintained in confidence and will not be disclosed publicly or to third parties other than the Company’s advisors and agents, except as may be required by a court or other governmental agency, or except as required (based on the advice of the Company’s outside counsel) to be filed pursuant to the Company’s reporting obligations under the U.S. Securities laws or the rules and regulations of any securities exchange on which the Company’s securities then trade.  If the Company publicly files a copy of this Agreement with the SEC or otherwise it shall redact each of the Supporting Holder’s signature pages in any such filing so as to not disclose such Supporting Holder’s identity or holdings information.

SECTION V.  REPRESENTATIONS AND WARRANTIES

In consideration of the foregoing agreements, the Company and each Guarantor jointly and severally hereby represent and warrant to each Supporting Holder, and each Supporting Holder severally but not jointly hereby represents and warrants to the Company and the Guarantors, as follows:

5.01                        Such party is duly organized, is validly existing and is not in violation in any respect of any term of its charter, bylaws or other constitutive documents; the execution, delivery and performance of this Agreement are within such party’s power and have been duly authorized by all necessary action; and such party is voluntarily entering into this Agreement.

5.02                        This Agreement constitutes a valid and legally binding agreement, enforceable against such party in accordance with its terms.

5.03                        Other than the filing of a Current Report on Form 8-K by the Company announcing (in a manner that complies with Section 4.04) its entry into this Agreement, no consent or authorization of, filing with, notice to or other act by or in respect of, any governmental or regulatory authority or any other person is required in connection with such party’s entry into, and performance of, this Agreement, except for consents, authorizations, filings and notices which have been obtained or made and are in full force and effect or which are immaterial in nature; and the entry into and performance of this Agreement by such party does and will not conflict with, or result in the default under, any material agreement or document of such party, its constituent documents or any applicable law, regulation or court order, consent or ruling.

5.04                        Each Supporting Holder represents and warrants that, as of the date hereof, it beneficially holds, or advises or manages for a beneficial holder, the principal amount of Secured Notes set forth on the signature page attached hereto; and to that extent it advises or manages the

Secured Notes for any beneficial holder, it has the authority to enter into this Agreement on behalf of any such beneficial holder and that this Agreement is a valid and legally binding agreement, enforceable against that holder and such party.

5.05                        The Company represents, as of the date of this Agreement that there are no Events of Default that have occurred and are continuing under the Secured Notes.

5.06                        The parties to this Agreement acknowledge that nothing in this Agreement, including the presentation of drafts from one party to another, constitutes the making of an offer to sell or the solicitation of an offer to buy securities or loans of any kind or the solicitation of a consent or waiver of any rights under any of the Secured Notes Documents and the entry into this Agreement shall not constitute, directly or indirectly, an incurrence, a refinancing, an extension or a modification in any way of any debt or a recapitalization or restructuring in any way of the obligations of the Obligors.

5.07                        The Supporting Holders have not made any assurances concerning (a) the manner in which or whether the Specified Default may be resolved, should it occur, or (b) any additional forbearance, waiver, restructuring or other accommodations.

SECTION VI.  RATIFICATION OF EXISTING AGREEMENTS

6.01                        During the Forbearance Period, no Supporting Holder may transfer its rights under the Secured Notes or the Secured Notes Indenture to another party unless (a) the party acquiring such rights (i) is a Supporting Holder or (ii) agrees in writing to be bound by this Agreement and enters into the Forbearance Joinder Agreement and (b) such Supporting Holder promptly notifies the Company and the other Supporting Holders party hereto of such transfer.

6.02                        This Agreement shall in no way be construed to preclude any Supporting Holder from acquiring additional Secured Notes, provided, however, that any such additional Secured Notes automatically shall be counted as part of the Secured Notes subject to the terms of this Agreement.

6.03                        The Obligors and the Supporting Holders hereby acknowledge and agree that, (a) the relationships between the Obligors and the Supporting Holders are governed by the Secured Notes Documents and this Agreement, (b) no fiduciary duty or special relationship is or will be created by any discussions regarding any possible amendment, waiver or forbearance, (c) the rights and obligations of the Supporting Holders under this Agreement are several and not joint and no Supporting Holder shall be liable or responsible for obligations of any other Supporting Holder, (d) no Supporting Holder has made to any Obligor, and no Obligor has made to any Supporting Holder, any promise, commitment or representation of any kind or character with respect to any forbearance or other matter as of the date of this Agreement other than as set forth in this Agreement, (e) no Person has any obligation to engage in discussions with any other Person after the date hereof regarding any further forbearance and (f) no Supporting Holder and no Obligor has any obligation under any circumstances to amend, waive, supplement or otherwise modify the terms of the Secured Notes Documents, offer any discounted payoff of the Secured Notes, refinance or exchange the Secured Notes, vote or refrain from voting or otherwise acting with respect to its Secured Notes, extend the forbearance period, grant any other forbearance, agree to any amendment, supplement, waiver or other modification or any Potential Transaction, enter into any definitive documentation in connection with a Potential Transaction, or extend any other accommodation, financial or otherwise, to any Obligor or any of its Affiliates.

SECTION VII.  MISCELLANEOUS

7.01                        Condition Precedent to Effectiveness of this Agreement.   This Agreement and the Forbearance shall become effective upon receipt by the parties hereto of counterparts of this Agreement duly executed by (i) the Company, (ii) the Guarantors, and (iii) beneficial holders, or investment managers or advisors for such beneficial holders, of more than 75% of the outstanding principal amount of the Secured Notes (the date on which such conditions are satisfied, the “Agreement Effective Date”).

7.02                        More Favorable Agreements.  If the Company has entered into or at any time on or after the date hereof enters into a forbearance or similar agreement with any other holder of Secured Notes that contains terms more favorable to such holder than those contained in this Agreement (each such agreement, a “More Favorable Agreement”), such terms shall automatically be incorporated herein at the option of the Supporting Holders.  The Company shall (a) promptly notify the Supporting Holders of its entry into a More Favorable Agreement, including the identity of the other party to such More Favorable Agreement, and (b) promptly provide a copy of such More Favorable Agreement to the Supporting Holders.

7.03                        Counterparts.  This Agreement may be executed and delivered in any number of counterparts with the same effect as if the signatures on each counterpart were upon the same instrument.  Any counterpart delivered by facsimile or by other electronic method of transmission shall be deemed an original signature thereto.

7.04                        Interpretive Matters.

(a)                                 Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting.  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, subsection and clause references herein are to this Agreement unless otherwise specified.

(b)                                 The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any individual, corporation, company, partnership or other entity.

7.05                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  Each party hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan, City of New York for any action, suit, or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement.  Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

7.06                        Successors and Assigns.  This Agreement shall be binding upon each of the Company, the Guarantors, the Supporting Holders and their respective successors and assigns, and shall inure to the benefit of each such person and their permitted successors and assigns.

7.07                        Additional Parties.  Without in any way limiting the provisions hereof, additional holders or beneficial owners of Secured Notes may elect to become parties to this Agreement by executing and delivering to the Company a joinder agreement substantially in the form of Exhibit A hereto.  Such additional holder or beneficial owner of Secured Notes shall become a Supporting Holder under this Agreement in accordance with the terms of this Agreement.

7.08                        Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.09                        Integration.  This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein.  This Agreement supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every nature whatsoever with respect to the matters referred to in this Agreement, all of which have become merged and finally integrated into this Agreement.  Each of the parties hereto understands that in the event of any subsequent litigation, controversy or dispute concerning any of the terms, conditions or provisions of this Agreement, no party shall be entitled to offer or introduce into evidence any oral promises or oral agreements between the parties relating to the subject matter of this Agreement not included or referred to herein and not reflected by a writing included or referred to herein.

7.10                        Jury Trial Waiver.  The Company, the Guarantors and the Supporting Holders, by acceptance of this Agreement, mutually hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any litigation based herein, arising out of, under or in connection with this Agreement and the Secured Notes Documents or any other documents contemplated to be executed in connection herewith, or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party, including, without limitation, any course of conduct, course of dealings, statements or actions of any Supporting Holder relating to the administration of the Secured Notes or enforcement of the Secured Notes Documents arising out of tort, strict liability, contract or any other law, and agree that no party will seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived.

7.11                        Amendment.  This Agreement may only be amended or modified in writing by the Company, the Guarantors and each Supporting Holder.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EGALET CORPORATION

By:	/s/ Robert S. Radie
	Name:	Robert S. Radie
	Title:	President & Chief Executive Officer

EGALET US INC. EGALET LTD.

By:	/s/ Robert S. Radie
	Name:	Robert S. Radie
	Title:	Authorized Signatory

[Signature Page to Forbearance Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[NOTEHOLDER]

By:
Name:
Title:

Supporting Holder’s principal amount of Secured Notes: $

Exhibit A

[FORM OF FORBEARANCE JOINDER AGREEMENT]

[•], 2018

Egalet Corporation
600 Lee Road, Suite 100
Wayne, PA 19087
Attention: [•]

RE:                           Forbearance Agreement

Ladies and Gentlemen:

Reference is made to the Forbearance Agreement dated as of September 18, 2018 entered into between the Company, the Guarantors; and the Supporting Holders party thereto (such Forbearance Agreement, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Forbearance Joinder Agreement, being the “Forbearance Agreement”).  Any capitalized terms not defined in this Forbearance Joinder Agreement have the meanings given to them in the Forbearance Agreement.

SECTION I.  Joining Obligations Under the Forbearance Agreement.  The undersigned hereby agrees, as of the date first above written, to join and to be bound as a Supporting Holder by all of the terms and conditions of the Forbearance Agreement to the same extent as each of the other Supporting Holders thereunder.  The undersigned further agrees, as of the date first above written, that each reference in the Forbearance Agreement to a “Supporting Holder” shall also mean and be a reference to the undersigned, including the making of each representation and warranty set forth in Section 5 of the Forbearance Agreement.

SECTION II.  Execution and Delivery.  Delivery of an executed counterpart of a signature page to this Forbearance Joinder Agreement by telecopier or in .PDF or similar format by electronic mail shall be effective as delivery of an original executed counterpart of this Forbearance Joinder Agreement.

SECTION III.  Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.  The parties hereto hereby agree that Sections 7.05 and 7.11 of the Forbearance Agreement shall apply mutatis mutandis to this Forbearance Joinder Agreement.

[Signature Page Follows]

[Signature Page to Forbearance Agreement]

Very truly yours,

[•]

By
Name:
Title:

Noteholder’s principal amount of Secured Notes: $